U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Swinging Pig Productions Inc.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)
7812
(Primary Standard Industrial Classification Code Number)
75-3160134
(I.R.S. Employer Identification No.)

18 W. 21st Street, 5th floor New York, NY 10010, (646) 827-9381
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Julie Mirman, President
18 W. 21st Street, 5th floor New York, NY 10010; Tel:  (646) 827-9381
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Abrams Garfinkel Margolis Bergson, LLP
4100 Newport Place, Suite 830, Newport Beach, CA 92660
Tel:  (949)250-8655 / Fax: (949)250-8656

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

    If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    [  ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [  ] _______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ] _______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ] _______

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
 (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	968,000(1)	$0.25	$242,000	$9.51
(1)  Represents shares offered by selling shareholders. The offering price of $0.25 per share for the selling shareholders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
Swinging Pig Productions Inc.
a Florida corporation

968,000 Shares of Common Stock

This prospectus relates to a total of 968,000 shares of common stock of Swinging Pig Productions, Inc., which being registered are shares of our common stock that are currently issued and outstanding and held by certain of selling security holders.

The shares of common stock being registered that are currently issued and outstanding were acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will offer and sell the shares of our common stock at $0.25 per share, making the aggregate offering price to the public approximately $242,000 if all the shares are sold.

Our common stock is presently not traded on any market or securities exchange, though we have applied for quotation on the OTC Bulletin Board; however, there is no guarantee our application will be approved. The selling security holders will sell those 968,000 shares of our issued and outstanding common stock, including those converted from preferred stock, at a price of $0.25 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Title of securities to be offered	Number of offered shares	Offering price per share	Proceeds
Common Stock	968,000	$0.25	$242,000(1)
(1) We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

See “Risk Factors” on Pages 5 to 9 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

The date of this prospectus is _________, 2008.

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	5
Forward Looking Statements	10
Selling Security Holders	10
Use of Proceeds	11
Determination of Offering Price	11
Dilution	11
Market for Common Equity and Related Stockholder Matters	11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	14
Description of Business	15
Description of Property	20
Legal Proceedings	20
Directors, Executive Officers, Promoters and Control Persons	20
Certain Relationships and Related Transactions	22
Security Ownership of Certain Beneficial Owners and Management	23
Executive Compensation	23
Description of Securities	24
Plan of Distribution	25
Legal Matters	26
Experts	26
Interest of Named Experts and Counsel	26
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	27
Organization Within Last Five Years	27
Additional Information	27
Financial Statements	27
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	27
Other Expenses of Issuance and Distribution	28
Indemnification of Directors and Officers	28
Recent Sales of Unregistered Securities	28
Exhibits	29
Undertakings	29
Signatures	32

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Our Business:	Our principal business address is 18 W. 21st Street, 5th floor New York, NY 10010. Our telephone number is (646) 827-9381.

We are a development stage Florida Corporation formed on June 25, 2004 to develop a low-budget film concept that we hope will appeal to a broad audience.  Our corporate purpose is to develop, produce and market feature-length motion pictures. Our first production is tentatively titled “Chronicles of a Skater Girl.” Chronicles of a Skater Girl, LLC, is our wholly-owned subsidiary. From inception through the current date, our business operations have primarily been focused on developing Skater Girl. We anticipate that our future revenues will be generated through both distribution and commercial licensing of Skater Girl’s distribution rights.  We have not had any operating revenue from operations as we have not yet commercially marketed Skater Girl or any other production.

Our state of organization:	We were incorporated in Florida on June 25, 2004.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus.  We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	Year Ended December 31, 2007	Year Ended December 31, 2006
	$	$
Revenue	0	0
Operating Expenses	20,275	37,385
Net Income (Loss)	(20,257)	(37,385)
Net Income Per Share	(0.01)	(0.02)

Balance Sheet	December 31, 2007	December 31, 2006
	$	$
Total Assets	29,237	50,373
Total Liabilities	63,582	64,461
Shareholders' Equity (Deficit)	(34,345)	(14,008)

Number of shares being offered:
The selling security holders wish to sell 968,000 shares of our issued and outstanding common stock.  The selling security holders will sell at a price of $0.25 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Estimated use of proceeds:	We will not receive any of the proceeds from the sale of those shares of our common stock being offered by the selling security holders.

Number of shares being offered:

The selling security holders wish to sell 968,000 shares of our issued and outstanding common stock.  The selling security holders will sell at a price of $0.25 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

RISK FACTORS

The purchase of our common stock is a transaction involving a high degree of risk.  Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS ASSOCIATED WITH THE MOTION PICTURE INDUSTRY.

Our ability to earn revenues is highly speculative given the various unpredictable factors affecting our ability to effectively release and market Skater Girl or any future production.

The motion picture industry is highly speculative and inherently risky. There can be no assurance of the economic success of any motion picture since revenues derived from the production and distribution of films (which do not necessarily bear a direct correlation to the production or distribution costs associated therewith) depend primarily upon their acceptance by the public, which cannot be predicted. The commercial success of films also depends upon the quality and acceptance of other competing films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Our initial revenues will depend entirely on the distribution of a single motion picture.

We anticipate losing money during the development of Skater Girl; there is no guarantee we will ever be able to operation profitably or that you will receive any return on your investment.

Producing Skater Girl requires that we spend significant funds to complete Skater Girl. It is impossible to predict the success of any film before it is completed. Once completed, the ability of Skater Girl to generate revenues for us will depend upon a variety of unpredictable factors, including:

•	public taste, which is always subject to change;
•	the quantity and popularity of other films and leisure activities available to audiences upon Skater Girl's release;
•	the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and

•	the fact that not all films are distributed in all media.

For any of these reasons, Skater Girl may be commercially unsuccessful and our business may suffer.  Because we may only produce a single film, we will have no other way to generate revenue if Skater Girl is unsuccessful. Most companies that finance movies, particularly major studios such as the Walt Disney Studios and Universal Pictures, diversify their risk by producing groups of films.  This diversification reduces the impact of a single movie's commercial success or failure.  Our success, however, will depend entirely upon a single movie. If Skater Girl is commercially unsuccessful, we will have no alternate sources of revenue on which to fall back.

If we are unable to generate sufficient interest in Skater Girl our ability to earn revenue will be adversely affected and investors in us may lose their entire investment.

We will depend on third-party suppliers to complete Skater Girl that adversely affect our ability to market and sell Skater Girl, which means we may not be able to remedy situations that could prevent the completion and marketing of Skater Girl.

We will require the services of outside vendors to complete post production and marketing of Skater Girl. If we are unable to engage the services of such vendors on acceptable terms, or if these outside vendors do not perform according to our expectations, this could delay completion and marketing of Skater Girl, which would delay our ability to generate revenues and significantly increase our operating costs. Any combination of such events could reduce our revenues and force us to discontinue operations.

Since we may require additional funds before we can complete Skater Girl, our expenses may be increased and it may take us longer to generate revenues.  We have no way to predict when we will complete Skater Girl.

Since we are not generating revenues, we may need to raise additional capital through either equity or debt financings in order to continue operations and complete Skater Girl. We have no identifiable source of such funds and cannot guarantee that any source will develop in the near future. General overhead and administrative costs will be incurred by us during this period, which means any delay would also increase our expenses and reduce your potential return. If we do not have an additional source of operating capital and we are unable to complete the post production and marketing of Skater Girl, our ability to continue our business will be compromised and we may be forced to either significantly curtail our operations or shut down altogether.

Skater Girl may not be of commercial quality; if so, it will not be marketable and we will fail to generate revenues and may have to cease operations.

 Even if we complete Skater Girl within our projected budget, it may not be of commercial quality. If Skater Girl is “amateurish”, it will not be distributed, and consequently investors will lose their entire investment in us.

The distribution of Skater Girl could be affected by rating restrictions which would limit its marketability and accessibility to wider audiences, thus reducing our ability to generate revenues from its distribution.

Because Skater Girl contains mature themes, it may be subject to ratings restrictions and censorship, which would reduce our ability to commercialize Skater Girl.  Certain agreements we plan to obtain, including agreements with distribution companies, may be contingent upon Skater Girl ultimately receiving a rating classification from the Motion Picture Association of America, or MPAA, that is no more restrictive than PG.

We intend to produce Skater Girl in such a manner that it will receive a PG rating. However, Skater Girl contains mature themes, and it is difficult to predict how the MPAA will classify Skater Girl. If Skater Girl is unable to obtain a rating less restrictive than PG-13, then marketing and advertising support from the distributor may be reduced, resulting in fewer distribution venues and thus a smaller audience.

In addition, censors in certain foreign jurisdictions might find elements of Skater Girl to be objectionable. We may be forced to make revisions before exhibiting Skater Girl in these jurisdictions, further adding to our expenses. The release of Skater Girl in certain jurisdictions may be denied regardless of revisions. These occurrences would reduce our international revenues.

We face competition for a finite amount of domestic and foreign markets from existing independent feature film production companies.  Almost all of our competitors have greater financial and other resources than we have.

The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. We will be competing with the major film studios that dominate the motion picture industry. Some of these companies include: News Corporation's Twentieth Century Fox; AOL Time Warner's Warner Bros. including Turner, New Line Cinema and Castle Rock Entertainment; Viacom's Paramount Pictures; Vivendi Universal's Universal Studios; Sony Corp.'s Sony Pictures including Columbia and TriStar; Walt Disney Company's Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer including MGM Pictures, UA Pictures, Orion and  Goldwyn. We will also compete with numerous independent motion picture production companies, television networks, and pay television systems, for the acquisition of literary properties, the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Nearly all of the companies we will compete with are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements.  In addition, Skater Girl will compete for audience acceptance with motion pictures produced and distributed by other companies. Our success is dependent on public taste, which is both unpredictable and susceptible to rapid change.

In order to be competitive, we intend to create independent motion pictures of aesthetic and narrative quality comparable to the major film studios that appeal to a wide range of public taste both in the United States and abroad. We plan to be very selective in which literary properties we may acquire and develop and which on and off screen talent we may engage. Also, we plan on exploiting similar methods of distribution available to motion pictures. If we are unable to effectively compete with either the smaller or larger competition, our ability to earn revenue will be compromised and we may have to cease doing business. As a result, investors in us could lose their entire investment.

Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could harm our business, financial condition and results of operations.

Although we rely on copyright laws to protect Skater Girl, including the motion picture as a separate work, the underlying screenplay, promotional materials and any other works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we have not registered our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States.

Our business involves risks of liability associated with entertainment content, which could lead to large amounts of legal fees and long legal battles which would result in decreased operating capital for revenue producing activities.

As a developer and distributor of entertainment content, we may face potential liability for any of:

• defamation;
• invasion of privacy;
• copyright infringement;
• actions for royalties and accountings;
• trademark misappropriation;
• breach of contract;
• negligence; and/or
• other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against developers and distributors of entertainment content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us. Moreover, even if we are not found liable we would be forced to use operating capital otherwise earmarked for revenue producing activities toward defending ourselves or prosecuting lawsuits. As a result, we may not have the resources to maintain our business direction and generate revenues.

If our plan of operation is not successful in addressing our auditor’s doubt regarding our ability to continue as a going concern, our shareholders may lose their entire investment.

Our auditors have included an explanatory paragraph in their opinion of our financial statements for the year ended December 31, 2007, stating that our losses, working capital deficit and net shareholder deficit at that date raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on us being able to market and distribute our first film project, as well as avoiding costly unforeseen events which could harm our financial condition. We cannot assure you that we will be successful in addressing these issues. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our stock.

If we do not obtain adequate financing to complete the post production and marketing of Skater Girl, our   business will fail, which will result in the complete lost of your investment.

Our cash balance as of December 31, 2007 is $28,037. We are currently spending approximately $1,500 to $4,000 per month.  We will require additional financing in order to implement our business plans and strategy.  We will require additional capital to finance our ongoing operations.  We will need funds in order to continue renting and operating office space and hire independent contractors for post production and marketing of Skater Girl.  We anticipate incurring operational losses until Skater Girl is complete and during its marketing and distribution before Skater Girl will be able to generate cash flow to sustain our operations. If we are unable to generate operating funds, our business will fail.

Since we lack an operating history, we face a high risk of business failure, which may result in the loss of your investment.

We were formed to produce independent films. We have no operating history other than through our relationship with Harlem Films, Inc. which has focused primarily on film distribution. Since we have not yet completed our first Film, there is no way for you to evaluate whether we will be able to complete Skater Girl, and therefore, whether our securities will be a good investment.  Because we may only produce a single film, we will have no other way to generate revenue if Skater Girl is unsuccessful.  Most companies that finance movies, particularly major studios such as the Walt Disney Studios and Universal Pictures, diversify their risk by producing groups of films. This diversification reduces the impact of a single movie's commercial success or failure. Our success, however, will depend entirely upon a single movie. If Skater Girl is commercially unsuccessful, we will have little alternate sources of revenue.  We were incorporated on June 25, 2004 and to date have been involved primarily in organizational activities, and production of Skater Girl.  Based upon current plans, we expect to incur operating losses in future periods.  We will incur these losses due to expenses associated with maintaining our office, post production costs to include equipment rental, editors, color correction, music and sound production.  In addition, losses will occur when marketing and distribution for the movie begins.  We cannot guarantee that we will be successful in generating revenue in the future, or in raising funds through the sale of our shares, adequate to pay for our business operations and planed expenditures.  As of the date of this prospectus, we have earned no revenue.  Failure to generate revenue will cause us to go out of business, which will result in the complete loss of your investment.

If we are dissolved, you may lose your entire investment.

Because it is impossible to predict the value of our assets if we dissolve, we may have insufficient assets for our stockholders to recover their investment.  Value of assets would be determined by the price we obtain for Skater Girl's residual rights or any future film projects; any unanticipated liabilities or expenses that arise in connection with the production of Skater Girl or any future film projects; any reimbursements we may receive from a completion bond company in the event we choose to obtain such a bond in the future; and any impact from corporate taxation.  In addition, if Skater Girl is not completed for any reason we will have no assets to sell off and there will be no compensation to you during dissolution.

All of these factors involve amounts that are impossible to predict. Therefore, you cannot be certain that any assets will remain after we dissolve or that our distribution of these assets will allow you to recover your full investment.

Because our officers and directors currently own 55% of our outstanding common stock, investors may find that decisions made by our officers and directors conflict with their interests.

Our officers and directors own approximately 55% of our currently outstanding common stock. As a result, they will be able to decide who will be directors and control the direction of the company. Our officers’ and directors’ interests may differ from the interests of our other stockholders. Factors that could cause their interests to differ from the interests of other stockholders include the impact of corporate transactions on the timing of our business operations and their ability to continue to manage the business, in terms of the amount of time they are able to devote to our operations. Investors in us will have little to no control over our management decisions. As a result, investors will necessarily be forced to rely on the expertise of our management staff and directors.

Our officers and directors are engaged in other activities that could have conflicts with our business interests, which means our business may suffer if our officers and directors do not devote sufficient time to our operations or place their interests in other endeavors above our interests.

The potential for conflicts of interest exists among us and affiliated persons for future business opportunities that may not be presented to us. Our officers and directors may engage in other activities.  Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved.  We do not currently have employment contracts with our officers, nor are we able to pay them any compensation at our current and foreseeable levels of operations.  Should Ms. Mirman and Mr. Mirman decide to devote less time to our operations, our business may fail.

RISKS RELATED TO OUR COMMON STOCK

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock and an active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.  Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies, particularly start-up companies like ours.

If market for our shares never develops, or if it does and an insufficient number of our shares trade in the market on a daily basis, our shareholders may have difficulty reselling their shares.

If our shares of common stock ever become eligible for quotation on the OTC Bulletin Board, we cannot guarantee that a sufficient number of shares will be traded each day to attract or maintain the interest of potential investors. There can be no assurances that our common stock will ever qualify for inclusion on either the NASDAQ system or the OTC Bulletin Board. If we fail to qualify our shares for trading, you may not ever be able to recover your investment, and even if we succeed in qualifying, we cannot guarantee the extent to which our stock will attract attention. Either a failure to qualify or a failure to attract sufficient interest to stimulate a sufficient quantity of trading to attract investor attention could make it difficult to sell your shares and recoup your investment.

Because we are subject to the “penny stock” rules, the trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, such as shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Shares eligible for sale by our current shareholders may impair our ability to raise capital through the sale of our stock.

We currently have 2,168,000 shares of common stock outstanding which may be eligible for private sales because there is no current market for our common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur that may be below the then-current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively impact the price that holders of our common stock could receive for their shares.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Selling Security Holders

From October 2004 through July 2005, we issued 968,000 shares in a private offering to 26 purchasers who were business associates or personal friends of our founders, in exchange for aggregate cash of $242,000, or $0.25 per share. There was no general solicitation used in these offerings. These comprised the total of 968,000 shares of our total of 2,168,000 issued and outstanding shares of our common stock. The shares of common stock se shares were sold by members of our management on our behalf in private transactions not utilizing any general solicitation or advertising.  The shares were issued in transactions which we believe satisfy the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D, and Regulation S, both promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares.

The following table sets forth information concerning the selling security holders including:

1.	the number of shares owned by the selling security holders prior to this offering;
2.	the total number of shares that are to be offered by the selling security holders;
3.	the total number of shares of common stock that will be owned by the selling security holders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling security holders upon completion of the offering if all of the offered shares are sold by the selling security holders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The selling security holders have no position or office with us, nor any material relationship with us, except as listed below. The selling security holders are not broker-dealers or affiliates of broker-dealers to our knowledge.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder Before the Offering*	Amount of Shares of Common Stock to be Offered by the Selling Security Holder*	Amount of Shares of Common Stock Owned by Selling Security Holder After the Offering*	Percentage of Common Stock Owned if all of the Offered Shares Are Sold*
Laura Stone	14,000	14,000	0	0%
Andrew Golding	20,000	20,000	0	0%
Neil Brandom	20,000	20,000	0	0%
David Graber	50,000	50,000	0	0%
Paul Rosenberg	12,000	12,000	0	0%
Shawn Lunt	60,000	60,000	0	0%
Andrew Meade	100,000	100,000	0	0%
Jonathan Spanier	50,000	50,000	0	0%
James Hinch	10,000	10,000	0	0%

Mark Kern	10,000	10,000	0	0%
Darren Blonton	50,000	50,000	0	0%
Michael Stone	50,000	50,000	0	0%
Joseph Farrell	40,000	40,000	0	0%
Michael Ryan Alderman	2,000	2,000	0	0%
Michael Song	20,000	20,000	0	0%
Chris Radomski	100,000	100,000	0	0%
Dave Rappa	100,000	100,000	0	0%
JBS Capital (1)	4,000	4,000	0	0%
Chris Yelich	20,000	20,000	0	0%
T.C. Global Management LLC (2)	50,000	50,000	0	0%
Steven Vender	8,000	8,000	0	0%
Geddes Family (Peter Geddes, custodian for minors)	50,000	50,000	0	0%
Ken Rickel	50,000	50,000	0	0%
Sloan Family Trust (1)	4,000	4,000	0	0%
SGDR, LLC (3)	34,000	34,000	0	0%
Victor Gruber Enterprises (4)	40,000	40,000	0	0%
(1) Eric J. Sloane, trustee
(2) Brian Ladin, president
(3) Greg Band, principal
(4) Victor Gruber, principal

Use of Proceeds

We will not receive any of the proceeds from the sale of shares being offered by the selling security holders.

Determination of Offering Price

Factors Used to Determine Share Price.  Neither the offering price of the shares being offered by the selling security holders nor the preferred stock conversion price has any relationship to any established criteria of value, such as book value or earnings per share. The selling security holders will offer and sell the shares of our common stock at $0.25 per share until and unless our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The shares of common stock offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

We are a reporting company with the Securities and Exchange Commission, therefore, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Common Stock.  We are authorized to issue 50,000,000 shares of $.001 par value common stock, as our only authorized class of shares. As of December 31, 2007, there were 28 record holders of our common stock and there were 2,168,000 shares of our common stock issued and outstanding.   Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There are no other outstanding options or warrants to purchase securities convertible into, shares of our common stock.

Because we have limited operations and assets, we may be considered a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, we have checked the box on the cover page of our most recent annual report that specifies we are a shell company.  For that reason, as of December 31, 2007, we believe there were no outstanding shares of our common stock which could be sold pursuant to Rule 144.

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

Debt or Other Securities. We have no other debt or other securities outstanding.

Penny stock regulation.  Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Information in this registration statement contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Critical Accounting Policies and Estimates.

Accounting Basis.  These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents. For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share. The basic earnings (loss) per share are calculated by dividing our net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing our net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

Dividends. We have not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes. We provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on our likelihood to utilize the loss carry-forward.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition.  We have no current source of revenue; therefore we have not yet adopted any policy regarding the recognition of revenue or cost.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in our financial statements.

Background. Swinging Pig Productions, Inc. (“We” or the “Company”) is a development stage Florida corporation formed on June 25, 2004 to develop low-budget films that appeal to a broad audience.  To date, we have developed and produced the feature-length motion picture tentatively titled “Chronicles of a Skater Girl,” as our first film (“Skater Girl”).  Skater Girl is a coming-of-age skateboarding movie and we will direct our marketing efforts as such. Before marketing Skater Girl, we must complete post-production. We hope to continue operating to create a low-budget independent film model to be used in subsequent films.  However, from our inception on June 25, 2004 through the date of this registration statement, our business operations have primarily been focused on developing Skater Girl.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin distribution of Skater Girl, if ever. Accordingly, we must raise cash from sources other than revenues generated from the distribution of Skater Girl.

We currently have no alternative sources of operational capital.  We estimate that our monthly expenses range from $1,500 - $4,000 per month.  We have kept our actual cash outflow to a minimum because we have an agreement with Harlem Films to provide office space, phone, servers, staff, and other management duties for Skater Girl and Harlem Films has agreed to defer reimbursement of most of the expenses and fees until a later date.  Harlem Films is owned by Dan Mirman, one of our officers and directors.

For the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Liquidity and Capital Resources.   As of December 31, 2007, we have $28,037 cash on hand and in our corporate bank accounts.  We also have $1,200 in related party receivables, in the form of loans from shareholders, making our total current assets $29,237. We have total current liabilities of $63,582, which consists of accounts payable and accrued expenses of $61,130 and loans payable to shareholders of $2,452 as of December 31, 2007.
Results of Operations.  As of December 31, 2007, we have not yet generated or realized any revenues and will not do so until and unless we complete Skater Girl and enter into a distribution agreement.

Revenues.   We have no revenues and have only achieved losses since inception.  For the period from our inception on June 25, 2004 to the period ended December 31, 2007, we generated no revenues from our operations.   We will be unable to generate revenues until we are able to complete Skater Girl and then enter into a distribution agreement for Skater Girl.

Operating Expenses.  For the year ended December 31, 2007, our total expenses were $20,257, which were represented by $7,544 for general and administrative expenses, $10,000 for management fees, and $2,713 for production expenses.  Our loss from operations and net loss was also $20,257 for the year ended December 31, 2007.  This is in comparison to the year ended December 31, 2006, where our total expenses were $37,385, which was represented by $7,069 in general and administration expenses, $24,500 in management fees, and $5,816 in production expenses.  The expenses were higher for the year ended December 31, 2006 since we conducted the majority of our film production expenses in that period. We expect to incur considerable expenses as we continue to finish production of Skater Girl and seek a distribution agreement.

Our Plan of Operation for the Next Twelve Months. To effectuate our business plan during the next twelve months, we complete Skater Girl and arrange for its distribution.  Our estimated budget to complete post-production on Skater Girl is:

Steps required	Estimated budget
1) Completion of editing	$2,000
2) Selection of music for Skater Girl’s soundtrack	n/a
3) Licensing of selected music from recording artists and/or their record labels	$3,000
4) Sound design and folly editing for Skater Girl	$1,500
5) Final sound mix including movie dialogue, soundtrack music, and folly sound	$1,000
6) Color correction of Skater Girl	$1,500
7) Mastering of the digital master	$1,500
Total	$10,500

Upon completion of Skater Girl, we anticipate that our next steps will be submitting to a select number of film festivals.  The specific festivals which the movie will be submitted will be contingent on the combination of the following:  the date we complete Skater Girl; which festivals and deadlines coincide with Skater Girl’s completion date; and which of these festivals are appropriate venues for Skater Girl to be seen.  Simultaneously, we will market Skater Girl to DVD, television, and online distributors, as well as other ancillary channels of distribution in an effort to secure domestic and foreign distribution for Skater Girl.

We had cash of $28,037 as of December 31, 2007. We believe we do have adequate funds to satisfy our working capital requirements for the next twelve months to complete Skater Girl and market it for distribution. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We will need to raise additional capital to continue our operations.

We anticipate fixed monthly costs of between $1,500 and $4,000.  We estimate that we will require approximately $10,500 to complete the post production on Skater Girl and to arrange for distribution. In the event that we experience a shortfall in our capital, which will occur if we are unable to increase our revenues we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers and directors. We cannot guaranty that additional funding will be available on favorable terms, if at all.  If adequate funds are not available, then our ability to continue our operations may be significantly hindered. If adequate funds are not available, we believe that our officers, directors and majority shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. Our belief that our majority shareholders will pay our expenses is based on the fact that they own 1,200,000 shares of our common stock, which equals approximately 55.4% of our outstanding common stock. We believe that our majority shareholders will continue to pay our expenses as long as they maintain ownership of our common stock. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate sufficient revenues to support our operations.

We do not anticipate conducting any such activities in the near future. In the event that we change the focus of our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Because we have limited operations and assets, we may be considered a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, we have checked the box on the cover page of our most recent annual report that specifies we are a shell company.

Off-Balance Sheet Arrangements. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Description of Business

Our Business.  Swinging Pig Productions, Inc. (“we” or the “Company), is a development stage Florida Corporation formed on June 25, 2004 to develop a low-budget film concept that appeals to a broad audience.  Our corporate purpose is to develop, produce and market feature-length motion pictures. Our first production is tentatively titled “Chronicles of a Skater Girl,” (“Skater Girl”). Chronicles of a Skater Girl, LLC, is our wholly-owned subsidiary. From inception through the date of this registration statement, our business operations have primarily been focused on developing Skater Girl. We conducted a private offering to raise funds to produce and distribute Skater Girl, and to finance our general corporate expenses. Otherwise, our operations have been funded by our management who also hold approximately 55% of our outstanding shares of common stock. We anticipate that our future revenues will be generated through both distribution and commercial licensing of Skater Girl’s distribution rights.  We have not had any operating revenue from operations as we have not yet commercially marketed Skater Girl or any other production.

Our Film.  Skater Girl has completed production and is in the final stages of post-production.  Once Skater Girl is complete, we plan to submit Skater Girl to a select number of film festivals and simultaneously seek to sell off Skater Girl’s domestic and foreign distribution rights for DVD, television, online distribution, and other ancillary markets.

•
Synopsis. Filmed in New York City, Skater Girl is the romantic story of a girl who skates, named “Abby”, and her stubborn ideologies of life.  Growing up, Abby was a rebellious tomboy - invincible and anti-establishment-, but Abby lost some of her edge as she became an adult.  In present day, she is a 25-year-old teacher in New York City, in love with her boyfriend Harry, a punk rocker turned law student. She has plans to join Harry as a first year law student.  Abby loses sight of what she once stood for until she meets an offbeat inventor who helps her find her way back to the idealist she once was.

•	Film Format. Skater Girl was shot in DVC Pro 50, 24P Digital Video format.

Phases of Prerelease Production.  There are three phases of movie making prior to release beginning with development and progressing through pre-production, principal photography, and post-production. Each phase involves artistic and creative contributions to the resulting movie with each presenting a variety of challenges that may impact the movie's success.

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Development Phase.   The development phase begins with a movie producer employed by a studio or an independent film production company. The producer typically develops a storyline or acquires the rights to a novel, a story or original screenplay, often on an "option" basis. Under this option arrangement, the producer makes a small installment payment of the purchase price and undertakes to pay the balance before or during the production phase. The screenplay is developed based on the acquired novel or storyline. Once the screenplay is developed, creative personnel (the director and leading and supporting actors) commitments are obtained and production schedules and budgets are prepared. Production financing of the movie is generally secured by the producer through arrangements with the studio or other sources including independent film production companies, banks and other lending institution, or private investors. The development phase may be short-term or extend over a number of years.

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Pre-Production Phase.  Following development, the movie enters the pre-production phase. This phase involves the producer securing contractual arrangements with creative and production personnel, planning the shooting schedules, securing locations and any required studio facilities or stages, completing the acquisition of the screenplay and the related source material or script, completing the budget, securing insurance and, if applicable, the completion bonding, and preparing to start filming. This phase typically takes three to four months.

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Principal Photography Phase.  During the photography phase the movie is photographed. The principal photography phase typically takes one to five months, depending on the shooting locations, weather conditions, budget constraints, stunts and special effects, length and other requirements particular to the movie project.

•	Post-Production. In the post-production, final production phase, the movie is edited, the music, dialogue and special effects are finalized and synchronized with the movie's photography.

Motion Picture Distribution.  Exploitation of the potential financial success of a movie primarily depends on the ability to license the motion picture's distribution rights for exhibition in theaters, on DVD and video rental, pay-per-view broadcast, cable, satellite and network television. Distribution arrangements are negotiated with distributors (i.e., studios and independent distribution companies). In addition to negotiating the terms of distribution arrangements, the distribution phase involves the making of distribution or print copies of the movie and delivery to exhibitors, and advertising and promotion of the movie. The independent movie production companies generally lack the resources (financial, personnel and exhibitor relationships) for distribution and, accordingly, utilize the services of distribution companies, including the major studios and their subsidiaries, for distribution.

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Distribution Arrangements.   Distributors are typically granted exclusive license rights to distribute a movie, either worldwide or within the distributor's market area, for a distribution fee based upon the revenue generated by the movie. In some instances, particularly under international distribution arrangements (other than in Canada), the distributor will pay an up-front amount to the producer for the distribution rights. Up-front payments for North American (United States and Canadian) distribution rights are generally recouped from movie revenue, while under international distribution arrangements the producer may not retain any portion of the movie's revenue and only receive the up-front payment for international distribution. North American and international distribution may be undertaken by the same distributor or may be granted to one or more international distributors.

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Movie revenues are generated by exhibiting the movie in various channels or media (also known as release windows) within the distributor's assigned distribution area. The North American and international releases into the various distribution channels are sequentially timed, commencing with the movie's theatrical release followed by release into the non-theatrical venues (i.e., airline flights and hotels), pay-per-view, cable and satellite, home video, network television, and syndicated television. International releases generally commence up to nine months following the initial North American release.

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Censorship and Ratings.  Movies are subject, both domestically and internationally, to review by censorship and rating boards that oversee the content of the movies distributed within their respective countries. MPAA reviews and rates movies distributed in the United States to provide the viewing audience a guide to the nature and maturity of the movie content. There are five rating levels, G for general audiences, PG for parental guidance suggested, PG-13 for parents strongly cautioned, R for restricted and NC-17 for no one 17 and under admitted.   The rating received may limit the exhibition and marketing venues, especially those movies receiving the most restrictive NC-17 rating. Because of the viewing popularity and preference for R and PG-13 movies, if a movie receives a more restrictive rating than expected, the producer may elect to edit the movie's content to obtain the desired rating. These editing changes increase the production costs of the movie. If editing of the movie would adversely affect the movie's quality in the opinion of the producer, the received rating may be accepted. Furthermore, if an NC-17 rating is received, the producer may elect to release the movie on an "unrated" basis, rather than with the NC-17 rating that generally would significantly limit the exhibition and marketing venues of the movie.

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Movie Releases.  Distributors develop and follow various systematic release campaigns for movies, generally depending on the movie's content, targeted audience, potential box office performance, and the existing competitive environment at the time of release. The extent of a theatrical release will generally depend upon whether the distributor believes the movie will have a broad, mass appeal and significant audience interest has developed or will develop in advance of the release that would justify a wide theatrical release campaign (exhibition on more than 1,500 screens). Alternatively, the distributor may utilize a limited release campaign to develop a gradual public awareness of the movie. This release approach is often used for movies that have a particular targeted audience appeal and once these movies have achieved some limited box office success, the release may be expanded to a greater number of screens.

Our Business Plan for the Next Twelve Months. Skater Girl is in the final stage of post-production. We plan to continue to the take steps necessary to prepare Skater Girl for distribution.  Once Skater Girl is complete, we plan to submit Skater Girl to a select number of film festivals and simultaneously seek to sell off Skater Girl’s domestic and foreign distribution rights for DVD, television, online distribution, and other ancillary markets.  We do not anticipate generating any revenues in the next twelve months. Our current cash on hand is sufficient to fund our development activities through the next 12 months, as we anticipate our monthly expenses will be approximately $1,500 to $4,000 each month.

The steps we need to complete Skater Girl and estimated budget include:

Steps required	Estimated budget
1) Completion of editing	$2,000
2) Selection of music for Skater Girl’s soundtrack	n/a
3) Licensing of selected music from recording artists and/or their record labels	$3,000
4) Sound design and folly editing for Skater Girl	$1,500
5) Final sound mix including movie dialogue, soundtrack music, and folly sound	$1,000
6) Color correction of Skater Girl	$1,500
7) Mastering of the digital master	$1,500
Total	$10,500

Upon completion of Skater Girl, we anticipate that our next steps will be submitting Skater Girl to a select number of film festivals.  The specific festivals which the movie will be submitted will be contingent on the combination of the following:

•	the date we complete Skater Girl;
•	which festivals and deadlines coincide with Skater Girl’s completion date; and
•	which of these festivals are appropriate venues for Skater Girl to be seen.

Simultaneously, we intend to market Skater Girl to DVD, television, and online distributors, as well as other ancillary channels of distribution in an effort to secure domestic and foreign distribution for Skater Girl.

Marketing Strategy.   Our marketing efforts and press to date include: an online blog and email updates chronicling the production of Skater Girl with pictures and happenings on the set and beyond. http://skatergirlmovie.blogspot.com/;

•	a website devoted to Skater Girl at skatergirlmovie.com
•	tracking by filmfinders, an online database that tracks films and their distribution rights for territories and markets around the world; and
•	listings on the Internet Movie Database (imdb.com) an amazon.com company, Yahoo! movies, and listing on Hollywood.com

We intend to execute our marketing strategy as follows:

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Film Festivals: The decision to distribute theatrically will be made after gauging Skater Girl’s success at a few select film festivals including: Sundance, Berlin, Rotterdam, and Cannes. Film festivals also provide opportunities for other distribution companies to view Skater Girl, allowing for the possibility of an outright sale.

•	Distribution Agreement: We plan on engaging the services of Harlem Films, which is operated by Mr. Mirman, to ensure the distribution of this film.

•	Foreign Sales and Licensing: We intend to enlist the efforts of a foreign sales agent to manage the property overseas and to generate licensing and distribution revenues.

Marketing & Distribution for Independent Films.  We believe that there is an opportunity for independent film distributors to reach new audiences in ways that were not possible previously.  Alternatives to mainstream channels of marketing and distribution continue to emerge for such films as a result of the prevalence and ease of using digital technologies.

Independent films traditionally have relied on winning acclaim at film festivals and the long-term development of an audience through limited release in order to attract the attention of major distributors.  In addition to the ability to target consumers through the use of the internet and online marketing, we believe that a significant change has resulted from social networking sites such as MySpace, Facebook, Friendster and video sharing sites like Youtube.  In our estimation, each of these sites promises a new way to build audiences faster, cheaper, and more efficiently.

The development of digital distribution channels significantly also reduces the costs involved in film distribution. No prints need to be produced, but requires only that a single lossless digital copy be uploaded to a server, making a film much more readily available online to a wide range of potential viewers.  In addition, opportunities for distribution expanded through online video on demand services such as Netflix, Itunes, CinemaNow, Blockbuster online as well as other smaller or emerging services.

Intellectual Property.   We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for Skater Girl and any future pictures under the laws of the applicable jurisdictions.

Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws.

Copyright in a motion picture is automatically secured when the work is created and "fixed" in a copy. The United States Copyright Office registers claims to copyright and issues certificates of registration but does not "grant" or "issue" copyrights. Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright does not cover the idea or concept behind the work or any characters portrayed in the work. Registration in the Copyright Office establishes a public record of the copyright claim.

For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending, or when an offering is made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like) for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation and is ordinarily given a term enduring for the author's life plus an additional 70 years after the author's death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.  Skater Girl is considered a work made for hire, and therefore we are considered the author of Skater Girl, and the individuals who actually created the work, for copyright purposes.

To register a motion picture, a signed application; a complete copy of the motion picture being registered; a written description of the contents of the motion picture; and a filing fee must be sent to the United States Copyright Office. A copyright registration is effective on the date the Copyright Office receives all the required elements in acceptable form.   Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to our company, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies.

Competition.  The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. We will be competing with the major film studios that dominate the motion picture industry. Some of the companies we compete with include: News Corporation's Twentieth Century Fox; AOL Time Warner's Warner Bros. including Turner, New Line Cinema and Castle Rock Entertainment; Viacom's Paramount Pictures; Vivendi Universal's Universal Studios; Sony Corp.'s Sony Pictures including Columbia and TriStar; Walt Disney Company's Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer including MGM Pictures, UA Pictures, Orion and Goldwyn. We will also compete with numerous independent motion picture production companies, television networks, and pay television systems, for the acquisition of literary properties, the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Nearly all of our competitors are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements. In addition, Skater Girls compete for audience acceptance with motion pictures produced and distributed by other companies. Our success is dependent on public taste, which is both unpredictable and susceptible to rapid change.

In order to be competitive, we intend to create independent motion pictures of aesthetic and narrative quality comparable to the major film studios that appeal to a wide range of public taste both in the United States and abroad. We plan to be very selective in which literary properties we will acquire and develop and which on- and off-screen talent we will employ. Also, we plan on exploiting all methods of distribution available to motion pictures.

Government Regulation.  We intend to conduct our business in compliance with any applicable regulations, and are subject to general state and federal laws governing the conduct of businesses in general.

Our Research and Development.  We are not currently conducting any research and development activities, other than developing strategies to market and distribute Skater Girl, when completed.

Facilities. We do not own any property. We currently rent shared office space on a month to month basis and have not entered into any other lease or long-term rental agreements for property. Our office space is located at 18 W. 21st Street, 5th Floor, New York City, New York 10010.   Of these facilities, the office space that we utilize has varied from between approximately 300 to 700 square feet, depending on the activities undertaken by us at the time; therefore, the cost to us for these facilities has varied from between approximately $1,000 to $2,000 per month.  The use of this space is provided to us pursuant to an agreement with a related party, Harlem Films, Inc. owned by Daniel Mirman, one of our officers and directors.

Employees.   We do not have any employees. The individuals who are our officers and directors are retained on an independent contractor basis.  We also have agreements with our five principal cast members, which provide for a percentage of profits from any revenues generated by Skater Girl.  We also have entered into various agreements with

Description of Property

Property Held. As of the dates specified in the following table, we held the following property in the following amounts:

Property	December 31, 2006	December 31, 2007
Cash and equivalents	$49,173	$28,037

Facilities. We do not own any property. We currently rent shared office space on a month to month basis and have not entered into any other lease or long-term rental agreements for property. Our office space is located at 18 W. 21st Street, 5th Floor, New York City, New York 10010.  Of the space available at these facilities, the office space that we utilize has varied from between approximately 300 to 700 square feet, depending on the activities undertaken by us at the time; therefore, the cost to us for these facilities has varied from between approximately $1,000 to $2,000 per month.  The use of this space is provided to us pursuant to an agreement with a related party, Harlem Films, Inc. owned by Daniel Mirman, one of our officers and directors.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time. There are no legal actions pending against us nor are any legal actions contemplated by us at this time

Directors, Executive Officers, Promoters and Control Persons

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management.  The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We have not entered into employment agreements with any of our key executives. We cannot guaranty that each executive will remain with us. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignation or removal.

The following table sets forth information regarding our current executive officers and directors as well as other key members of our management.  Our officers and directors will serve one-year terms or until our next annual meeting of shareholders, whichever is longer.

Name	Age	Position
Julie Mirman	32	President, Director
Daniel Mirman	37	Treasurer, Secretary, Director

Julie Mirman has served as our President, Chief Executive Officer and one of our directors since our inception in 2004.  Ms. Mirman worked from June 2004 through April 2005 as Producer of Skater Girl.  She has always had a passion for entertainment. She began her career as an actress in New York City, where she was seen on stage in many off-Broadway productions and in a short appearance on “Saturday Night Live.”  In 2000 she made her way to Los Angeles, where she appeared on such television shows as “Will and Grace,” “Felicity,” “JAG,” “Jack and Jill,” and “The Practice.”  Ms. Mirman worked as a director’s assistant for the WB television studio from May 1998 to January 1999, gaining insight into the world of production.  In 2004, she teamed up with her brother, writer/director Dan Mirman (“Starlight Lotto,” “Chronicles of a Skater Girl”), to form Swinging Pig Productions, Inc.

Since 2007, Julie Mirman has been employed as an assistant district attorney with the Queens New York District attorney’s office, domestic violence division.  She is a member of the New York and New Jersey bar associations.  From 2005 to 2006, she was a law clerk with the law firm of Goldsmith, Richman, & Harz, in New York.  In 2006, Ms. Mirman earned her Juris Doctor after studying Entertainment Law at Southwestern Law School, in Los Angeles, California.  In the interim, Ms. Mirman studied for the New Jersey, New York and Florida bar exams.  She has other experience working on the advance team for Former President Clinton, starting a tutoring program to help Los Angeles’s inner city youth and working with the Independent Film Report. In 1998, she received a BA in English from Washington University in 1998 with concurrent studies in Kenya and Argentina.  Ms. Mirman is not an officer or director of any reporting company.

Daniel S. Mirman has served as our Treasurer, Secretary and one of our directors since our inception.    He founded Harlem Films, a film distribution company, in August 2002.  Harlem Films’ projects have included “CGI Stories Project,” for the Clinton Global Initiative; “How to Make a Commitment” for the Clinton Foundation; a documentary on President Bill Clinton; and other projects. He has served as writer and director for Chronicles of a Skater Girl, LLC, our subsidiary. In order to gain access to the distribution community, Mr. Mirman instituted the Independent Film Report, a weekly email newsletter with a subscription base of approximately 200,000 people. Mr. Mirman previously had started Pangea Sport, Inc. in Heidelberg, Germany, which pioneered the college clothing market for European universities. He has authored a book based on his experience titled Transplanting the American Dream, which chronicles the launch and execution of a small grassroots company in Europe.  This book explores the landscape of living, working, and traveling in Europe through the eyes of an American. From March 2002 to July 2003, Mr. Mirman acted as the New York chairperson of the Global Peace Congress, a peace organization started after the tragedy of September 11.

In June 2001, he directed an Off- Broadway play titled Starlight Lotto, and in 1994 he directed “Prague Under The Bridge”, a documentary on Prague funded by Duke University and told through the interviews of 500 people. Previously, Mr. Mirman was a writer and producer for one of the first reality TV shows, “Road Trip.” He assisted in all aspects of the show’s formation, from the development of the concept to the execution of the trip. “Road Trip” aired on TBS in January 1994 and was the precursor to “Road Rules.” Mr. Mirman earned his Juris Doctor from New York Law School in 2007. He has also done graduate work in Film Studies at the NYU Tisch School, and studied at the Swedish Film Institute in Stockholm, Sweden. He holds a B.S. in Economics and English Literature from the University of New Hampshire, which he earned in 1993.  Mr. Mirman is not an officer or director of any reporting company.

Ms. Mirman and Mr. Mirman are siblings.   There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Board Independence.  We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has a requirement that the board of directors be independent.  However, in evaluating the independence of its members and the composition of the committees of the Board of Directors, the board utilizes the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules.  None of our directors is qualified as “independent,” as that term is defined by the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.  The board of directors expects to continue to evaluate its independence standards and whether and to what extent the composition of the board and its committees meets those standards.  As our resources allow, we intend to appoint persons to the board and committees of the board as required to meet the corporate governance requirements imposed by a national securities exchange.

Corporate Governance. Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act.  Additionally, we plan to form an audit committee, a corporate governance committee and a compensation committee, and to adopt charters relative to these committees, in the near future.  Until that time, the entire board will continue to perform the duties of the audit committee, the corporate governance committee and the compensation committee, which means that directors who are our executive officers will be involved in these matters.

Certain Relationships and Related Transactions

Conflicts Related to Other Business Activities.  The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us.  As a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor.  Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs.  A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions. There have been no related party transactions, except for the following:

In June 2004, we issued 600,000 shares of our common stock to each of Julie Mirman and Daniel Mirman, i.e., an aggregate total of 1,200,000 shares, in exchange for cash of $600 from each, or a total of $1,200.

In July 2004, we entered into an agreement with Harlem Films, Inc. a Florida corporation, to provide office space and management services for a monthly fee of between $1,000 and $3,000 to be set by Harlem Films, Inc.  Harlem Films, Inc. is owned by Daniel Mirman, who is one of our officers and directors. The amount owing to Harlem Films, Inc. from our inception through December 31, 2007 is $90,500.  This agreement is attached as Exhibit 10.1.

We paid Daniel Mirman a total of $16,500 from our inception to the six months ended December 31, 2007 for his services as an independent consultant for production work and administrative services rendered to us.  These services and monies rendered were paid to Mr. Mirman as a consultant and not in his capacity as an employee, or as our officer or director.  The payments to Mr. Mirman are as follows:

•	2004 - $9,000;
•	2005 - $2,000;
•	2006 - $3,000; and
•	2007 - $2,500.

Dan Mirman charged $300 of our expenses to his personal credit card. There are no specific repayment terms or agreements with Mr. Mirman. We have agreed to repay him solely at our discretion.

Our wholly-owned subsidiary, Chronicles of a Skater Girl, LLC.  Daniel Mirman was paid by Chronicles of a Skater Girl, LLC, our wholly-owned subsidiary, the amount of $2,500 for his work as Director of “Chronicles of a Skater Girl.”  Julie Mirman was paid by Chronicles of a Skater Girl, LLC, $2,500 for her work as Producer of “Chronicles of a Skater Girl.”  Mr. Mirman has also charged $2,125 in expenses for Chronicles of a Skater Girl, LLC, to his personal credit card.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclosing such transactions in prospectuses where required;
•	disclosing in any and all filings with the Securities and Exchange Commission, where required;
•	obtaining disinterested directors consent; and
•	obtaining shareholder consent where required.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 5, 2008, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Daniel Mirman 18 W. 21st Street, 5th Floor, New York City, New York 10010	600,000 shares Secretary, Treasurer, Director	27.7%
Common Stock	Julie Mirman 18 W. 21st Street, 5th Floor, New York City, New York 10010	600,000 shares President, Director	27.7%
Common Stock	All officers and directors as a group	1,200,000 shares	55.4%

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon conversion of stock options or shares of preferred stock convertible to shares of common stock which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.  Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Executive Compensation

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors.  Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.  The compensation of the named executive officers for the last completed fiscal years ended December 31, 2006 and December 31, 2007 is shown below:

Name and Principal Position	Year Ended	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $ (1)
Julie Mirman, President	2006	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
Daniel Mirman, Secretary, Treasurer	2006	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
(1)  Refer to “Related Party Transactions for information regarding amounts paid to the individuals who are our officers, although the payments made were for services as independent contractors to us.

Employment Contracts. We do not anticipate that we will enter into any employment contracts with any of our employees.

Outstanding Equity Awards at Fiscal Year-end. As of the year ended December 31, 2007, each named executive officer had these unexercised options, stock that has not vested, and equity incentive plan awards:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Julie Mirman, president	0	0	0	0	n/a	0	0	0	0

Daniel Mirman, secretary, treasurer	0	0	0	0	n/a	0	0	0	0

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options.  The stock option plan will be designed to retain qualified and competent officers, employees, and directors.  Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees.  Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors.  Our stock option plan and the stock option agreements will provide that options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Director Compensation. The following concerns the compensation of our directors for their service as directors during the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Daniel Mirman	0	0	0	0	0	0	0
Julie Mirman	0	0	0	0	0	0	0

Description of Securities

Common Stock.  We are authorized to issue 50,000,000 shares of $.001 par value common stock, as our only authorized class of shares. As of May 5, 2008, there were 28 record holders of our common stock and there were 2,168,000 shares of our common stock issued and outstanding.   Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.   There are no other outstanding options or warrants to purchase securities convertible into, shares of our common stock.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Debt or Other Securities.  We have no other debt or other securities outstanding.

Dividends. There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

Change in Control.  Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Equity Compensation Plans.  We currently do not have any equity compensation plans in place.

Plancategory	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	0	0	0
Total	0	0	0

Plan of Distribution

The offering by the selling security holders may start as soon as this registration statement is declared effective. The selling security holders will sell at a price of $0.25 per share until and unless the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers.  The methods by which the shares may be sold include:

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holders, we will file a post effective amendment to disclose such event.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution for all the shares being registered by this registration statement are set forth below.

Registration Fees	Approximately	$9.51
Transfer Agent Fees	Approximately	$500
Costs of Printing and Engraving	Approximately	$1,000
Legal Fees	Approximately	$10,000
Accounting Fees	Approximately	$15,000

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Abrams Garfinkel Margolis Bergson, LLP, located in Newport Beach, California.

EXPERTS

Our financial statements for the period from June 25, 2004, our date of formation, through our fiscal year ended December 31, 2007, appearing in this prospectus which is part of a Registration Statement have been audited by Moor & Associates, Chartered, located in Las Vegas, Nevada and are included in reliance upon such reports given upon the authority of Moor & Associates, Chartered as experts in accounting and auditing.

Interest of Named Experts and Counsel. No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of ours, at any time prior to the filing of this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article Sixth of our Amended and Restated Articles of Incorporation and Article X of our Bylaws provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We do not carry directors' and officers' liability insurance, and although we anticipate entering into indemnification agreements with directors and executive officers, we do not have such agreements in place as of the date of this registration statement.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

ORGANIZATION WITHIN LAST FIVE YEARS

Swinging Pig Productions, Inc. (“we” or the “Company), is a development stage Florida Corporation formed on June 25, 2004 to develop a low-budget film concept that appeals to a broad audience.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may read and copy the registration statement, exhibits and schedules we filed with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. and 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL STATEMENTS

ITEM 7. FINANCIAL STATEMENTS

The financial statements required by Item 7 are presented in the following order:

SWINGING PIG PRODUCTIONS, INC. AND SUBSIDIARY
(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2007 and 2006

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Swinging Pig Productions, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Swinging Pig Productions, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on June 25, 2004 through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swinging Pig Productions, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on June 25, 2004 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company has incurred net losses of $277,545 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 6.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 26, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

SWINGING PIG PRODUCTIONS, INC. & SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS
	December 31, 2007	December 31, 2006
CURRENT ASSETS

Cash	$28,037	$49,173
Related party receivables	1,200	1,200

Total Current Assets	29,237	50,373

TOTAL ASSETS	$29,237	$50,373

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$61,130	$62,009
Related party payables	2,452	2,452

Total Current Liabilities	63,582	64,461

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 5,000,000
shares authorized, 2,168,000 shares issued	2,168	2,168
Additional paid-in capital	241,032	241,032
Deficit accumulated during the development stage	(277,545)	(257,288)

Total Stockholders' Equity (Deficit)	(34,345)	(14,088)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$29,237	$50,373

The accompanying notes are an integral part of these financial statements.

SWINGING PIG PRODUCTIONS, INC. & SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Operations

			From Inception
			on June 25,
	For the Years Ended		2004 Through
	December 31,		December 31,
	2007	2006	2007

REVENUES	$-	$-	$-

OPERATING EXPENSES

Production expenses	2,713	5,816	143,184
Management fees	10,000	24,500	100,500
General and administrative	7,544	7,069	33,861

Total Operating Expenses	20,257	37,385	277,545

LOSS FROM OPERATIONS	(20,257)	(37,385)	(277,545)

OTHER EXPENSES

Interest expense	-	-	-

Total Other Expenses	-	-	-

LOSS BEFORE INCOME TAXES	(20,257)	(37,385)	(277,545)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(20,257)	$(37,385)	$(277,545)

BASIC LOSS PER COMMON SHARE	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	2,168,000	2,168,000

The accompanying notes are an integral part of these financial statements.

SWINGING PIG PRODUCTIONS, INC. & SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, June 25, 2004	-	$-	$-	$-	$-

Shares issued for cash
at $0.001 per share	1,200,000	1,200	-	-	1,200

Shares issued for cash
at $0.25 per share	894,000	894	222,606	-	223,500

Net loss since inception
through December 31, 2004	-	-	-	(121,538)	(121,538)

Balance, December 31, 2004	2,094,000	2,094	222,606	(121,538)	103,162

Shares issued for cash
at $0.25 per share	74,000	74	18,426	-	18,500

Net loss for the year ended
December 31, 2005	-	-	-	(98,365)	(98,365)

Balance, December 31, 2005	2,168,000	2,168	241,032	(219,903)	23,297

Net loss for the year ended
December 31, 2006	-	-	-	(37,385)	(37,385)

Balance, December 31, 2006	2,168,000	2,168	241,032	(257,288)	(14,088)

Net loss for the year ended
December 31, 2007	-	-	-	(20,257)	(20,257)

Balance, December 31, 2007	2,168,000	$2,168	$241,032	$(277,545)	$(34,345)

The accompanying notes are an integral part of these financial statements.

SWINGING PIG PRODUCTIONS, INC. & SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Cash Flows

			From Inception
			on June 25,
	For the Years Ended		2004 Through
	December 31,		December 31,
	2007	2006	2007

OPERATING ACTIVITIES

Net loss	$(20,257)	$(37,385)	$(277,545)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Changes in operating assets and liabilities:
Changes in related party receivables	-	-	(1,200)
Changes in accounts payable and
accrued expenses	(879)	7,823	61,130

Net Cash Used by Operating Activities	(21,136)	(29,562)	(217,615)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Loans from related parties	-	-	2,452
Common stock issued for cash	-	-	243,200

Net Cash Provided by Financing Activities	-	-	245,652

NET DECREASE IN CASH	(21,136)	(29,562)	28,037

CASH AT BEGINNING OF PERIOD	49,173	78,735	-

CASH AT END OF PERIOD	$28,037	$49,173	$28,037

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

SWINGING PIG PRODUCTIONS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1.    GENERAL ORGANIZATION AND BUSINESSES

Swinging Pig Productions, Inc., (A Development Stage Company) was incorporated on June 25, 2004 under the laws of the State of Florida.  Chronicles of a Skater Girl, LLC, (A Film Production Company), was incorporated on August 11, 2004 under the laws of the State of Florida, as a wholly owned subsidiary of Swinging Pig Productions, Inc. (The Company).

NOTE  2.   SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward.

SWINGING PIG PRODUCTIONS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE  2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

NOTE 3.    INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	December 31, 2007	December 31, 2006
Income tax expense at statutory rate	$(7,900))	$(14,580))
Common stock issued for services	-)	-)
Valuation allowance	7,900	14,580
Income tax expense per books	$-)	$-)

Net deferred tax assets consist of the following components as of:

	December 31, 2007	December 31, 2006
NOL carryover	$108,243	$100,343)
Valuation allowance	(108,243)	(100,343)
Net deferred tax asset	$-)	$-)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $277,545 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

SWINGING PIG PRODUCTIONS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 4.    STOCKHOLDERS’ EQUITY

Common Stock

On June 25, 2004, the Board of Directors authorized 600,000 shares each at par value to its two founding members.

During calendar year 2004 and 2005 The Company completed an unregistered private offering under the Securities Act of 1933, as amended. Relying upon the exemption specified by the provisions of 4(2) of the Act and Rule 506 of Regulation D promulgated there under. The Company received subscriptions for 968,000 common shares of stock under a Regulation 506 offering.  The Company sold 800,940 shares in 2004 and 74,000 shares in 2005 of its $0.001 par value common stock at a price of $0.25 per share for $223,500 in 2004 and $18,500 in 2005.

NOTE 5.    RELATED PARTY TRANSACTIONS

The Company was provided with office space, and management services by one of the shareholders through his wholly owned company [Harlem Films, Inc.] during the period from inception through December 31, 2007 in the amount of $90,500.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts, if they arise.

NOTE  6.         GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in the notes to the financial statements, the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  It has sustained losses in all previous reporting periods with an inception to date loss of $277,545 as of December 31, 2007.

Management may seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE  7.         CONTINGENCIES

The Company entered into a personal services contract with five (5) actors requiring a maximum payment to each actor of .6% of net profits up to a maximum of $10,000 each.  The payment is based upon the net profits of a specific film produced by the wholly owned subsidiary, Chronicles of a Skater Girl, LLC.

SWINGING PIG PRODUCTIONS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE  8.   THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 12/15/08.  The Company believes the implementation of this standard will have no effect on our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-K.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$9.51
Transfer Agent Fees	Approximately	$300.00
Costs of Printing and Engraving	Approximately	$500.00
Legal Fees	Approximately	$50,000.00
Accounting Fees	Approximately	$10,000.00

Indemnification of Directors and Officers

Article Sixth of our Amended and Restated Articles of Incorporation and Article X of our Bylaws provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

In June 2004, we issued 600,000 shares to each of Julie Mirman and Daniel Mirman, our founders, in exchange for cash of $1,200.  These shares were sold in reliance on the exemption from registration pursuant to Section 4(2).

From October 2004 through July 2005, we issued 968,000 shares in a private offering to 26 purchasers who were business associates or personal friends of our founders, in exchange for aggregate cash of $242,000, or $0.25 per share. These shares were sold in reliance on the exemption from registration pursuant to Regulation D Rule 506 and Regulation S.  We sold 800,940 shares in 2004, for $223,500, and 74,000 shares in 2005 for $18,500.  We used these proceeds to fund the production of Skater Girl.

Exhibits

Copies of the following documents are filed with this registration statement, Form S-1, as exhibits:

Exhibit #	Description
1.	Underwriting Agreement (not applicable)
3.1	Articles of Incorporation
3.1.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.	Executed Opinion Re: Legality
8.	Opinion Re: Tax Matters (not applicable)
10.1	Agreement with Harlem Films for Office Space and Services
10.2	Actor Agreement
11.	Statement Re: Computation of Per Share Earnings*
21	Subsidiary
23.1	Consent of Auditors
23.2	Consent of Counsel**

*	Included in Financial Statements
**	Included in Exhibit 5

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.
Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of New York, State of New York, on May 8, 2008.

Swinging Pig Productions Inc.,
a Florida corporation

/s/ Julie Mirman
Julie Mirman Principal Executive Officer, President, Director

/s/ Daniel Mirman
Daniel Mirman Principal Financial Officer Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Julie Mirman	May 8, 2008
Julie Mirman Director

/s/ Daniel Mirman	May 8, 2008
Daniel Mirman Director